EXHIBIT 99.1

PRESS RELEASE

For additional information, contact:

Jane Marsh, Chief Financial Officer

Belmont Bancorp.

(740)-699-3140

FOR RELEASE: February 9, 2004

SUBJECT: BELMONT BANCORP. REPORTS 2003 EARNINGS OF $2,778,000

ST. CLAIRSVILLE, OHIO—Belmont Bancorp. (the “Company”), parent company of Belmont National Bank (the “Bank”), reported net income of $2,778,000, or $0.25 per common share for the year ended December 31, 2003, compared to $5,997,000, or $0.54 per common share, for the year ended December 31, 2002. For the fourth quarter of 2003, the Company reported net income of $542,000, or $0.05 per common share, versus $1,492,000, or $0.13 per common share, for the fourth quarter of 2002.

President and CEO Wilbur R. Roat said, “While net income for 2003 was less than the previous year, we are gratified with an improvement in earnings from our core business. Earnings during 2002 were positively impacted by legal settlement proceeds from the Company’s derivative action and from a tax benefit due to the elimination of a valuation allowance for deferred tax assets. During 2003 we increased our loan portfolio with quality credit relationships, reduced nonperforming assets, expanded our franchise into Pennsylvania, and enhanced our non-interest income. Since year-end 2002, the Company’s loan portfolio increased 20% to $157.5 million from $130.8 million; nonperforming assets declined 41% to $1.9 million; and, excluding the proceeds of the 2002 legal settlement, our non-interest income increased 52%. Our determination to pursue loan loss recoveries also rewarded the Company during 2003 and 2002 enabling the Company to reduce its allowance for loan losses which positively impacted net income. This demonstrates solid achievements in the Company’s turnaround, and our management team is committed to further improvements to the Company’s core performance.”

Total shareholders’ equity increased to $35.5 million at December 31, 2003 compared to $34.8 million at year-end 2002. Total assets increased to $299 million at December 31, 2003 compared to $289 million at year-end 2002. CEO Roat said, “During 2003, the Company resumed payment of cash dividends to our common shareholders. We are well capitalized and poised to grow the Company and reward our shareholders with a regular dividend.” At December 31, 2003, the Bank’s tier one capital leverage ratio was 9.7%.

Belmont Bancorp. is a holding company with total assets of $299 million and Belmont National Bank offices in Bellaire, Bridgeport, Cadiz, Lansing, New Philadelphia, St. Clairsville, Schoenbrunn and Shadyside, Ohio, and in the Woodsdale and Elm Grove areas of Wheeling, West Virginia. The Bank also operates a loan production office in McMurray, Pennsylvania. Belmont Bancorp. stock trades in the SmallCap Market of NASDAQ under the symbol BLMT. The closing price of Belmont Bancorp. stock on February 6, 2004 was $5.82 per share. The book value of the Company’s stock at December 31, 2003 was $3.20.

Forward-looking Statements

In addition to historic information, this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than statements of historical fact, including statements regarding the Company’s expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in, or implied by, the forward looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, the Company disclaims any obligation to review or update these forward-looking statements to reflect events or circumstances as they occur. Readers should also carefully review any risk factors described in Company reports filed with the Securities and Exchange Commission.

Belmont Bancorp.

(000s except share and per share amounts)

	December 31, 2003	December 31, 2002
Total assets	$299,475	$289,468
Total loans	157,528	130,759
Allowance for loan losses	3,300	4,287
Nonperforming assets	1,931	3,253
Nonperforming assets as a % of total assets	0.64%	1.12%
Nonperforming assets as a % of allowance for loan losses	58.52%	75.88%
Total deposits	$235,039	$230,243

Capital Ratios (Consolidated)
Tier 1 risk-based capital ratio	15.4%	16.2%
Total risk-based capital ratio	16.7%	17.5%
Tier 1 leverage ratio	10.1%	9.7%

For the three months ended December 31

	2003	2002
Net income	$542	$1,492
Provision for loan losses	—	(529)
Earnings per common share:
Basic	$0.05	$0.13
Diluted	$0.05	$0.13
Weighted average shares outstanding:
Basic	11,108,903	11,108,403
Diluted	11,201,793	11,159,285

For the year ended December 31

	2003	2002
Net income	$2,778	$5,997
Provision for loan losses	(1,350)	(1,029)
Earnings per common share:
Basic	$0.25	$0.54
Diluted	$0.25	$0.54
Weighted average shares outstanding:
Basic	11,108,700	11,105,584
Diluted	11,186,704	11,152,274